SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): October 6, 2016

THE FEMALE HEALTH COMPANY

(Exact name of registrant as specified in its charter)

Wisconsin

(State or other jurisdiction of incorporation)

1-13602	39-1144397
(Commission File Number)	(I.R.S. Employer I.D. Number)

150 North Michigan Avenue Suite 1580 Chicago, Illinois	60601
(Address of Principal Executive Offices)	(Zip Code)

312-595-9123

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01	Other Events

On August 8, 2016, The Female Health Company (the “Company”) filed with the Securities and Exchange Commission a proxy statement (the “Proxy Statement”) for a special meeting of shareholders (the “Special Meeting”) to consider matters relating to the proposed merger transaction with Aspen Park Pharmaceuticals, Inc. (“APP”). The Special Meeting has been adjourned until October 14, 2016, at 10:00 a.m., Central Time, at the Company’s offices, 150 North Michigan Avenue, Suite 1580, Chicago, Illinois 60601. The Proxy Statement included a proposal (Proposal 2) to amend the Company’s Amended and Restated Articles of Incorporation to increase the total number of authorized common stock from 38,500,000 shares to 160,000,000 shares of common stock and the authorized preferred stock from 5,015,000 shares to 40,000,000 shares of preferred stock.

On or about September 6, 2016, Institutional Shareholder Services Inc. (“ISS”) published a proxy analysis and vote recommendation for the Special Meeting. Proposal 2 received an unfavorable recommendation from ISS because ISS (i) viewed the proposed increase in the number of shares of common stock as excessive and (ii) did not believe that the Company’s board of directors provided a sufficient rationale for the increase in the number of authorized preferred shares and specifically did not state that the preferred shares would not be used for anti-takeover purposes.

In response to the ISS recommendation, on October 6, 2016, the Board of Directors of Company unanimously approved a modification to Proposal 2 to (i) reduce the number of shares of common stock to be authorized from 160,000,000 to 77,000,000 and (ii) eliminate any increase in the number of shares of authorized preferred stock. APP has agreed and consented to these modifications to Proposal 2.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

THE FEMALE HEALTH COMPANY

Date: October 6, 2016

	By:	/s/ Michele Greco
Michele Greco, Executive Vice President and Chief Financial Officer

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